<u>ADDENDUM 2 TO SERVICES AGREEMENT</u>

Dated as of July 14, 2023 with an effective date of April 01, 2023

This Addendum 2 to Services Agreement ("**Addendum**") is made and entered into as of the date first set forth above (the "**Addendum Date**"), by and between (i) Muscle Maker, Inc., a Nevada corporation ("**Muscle Maker**"); (ii) Sadot LLC, a Delaware limited liability company and a wholly owned subsidiary of Muscle Maker ("**Sadot**"); and (iii) AGGIA LLC FZ, a company organized under the laws of United Arab Emirates ("**Aggia**"). Each of Muscle Maker, Sadot and Aggia may be referred to herein individually as a "Party" and collectively as the "Parties".

WHEREAS, the Parties are all of the parties to that certain Services Agreement, dated as of November 14, 2022 and Addendum 1 to the Services Agreement dated as of November 17, 2022 (collectively, the "**Services Agreement**") and now desire to set forth certain additional agreements of the Parties by which the Parties have agreed to amend and restate certain provisions of the Services Agreement and the transactions as set forth therein, and, pursuant to Section 15(e) of the Services Agreement the Parties may amend the Services Agreement in writing;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Defined terms used herein without definition shall have the meanings given in the Services Agreement.

2. The Parties acknowledge and agree that, for various reasons, it is in the best interest of the Parties to adjust certain components of the compensation to be received by Aggia pursuant to the Services Agreement. The Parties therefore acknowledge and agree that Section 5 of the Services Agreement shall be amended and restated as follows:

<u>Section 5 Compensation and Expenses</u>.

(a) As full and complete compensation for Aggia's agreement to perform the Services, Muscle Maker shall pay to Aggia the consideration as set forth in this Section 5.

(i) On the Addendum Date, Muscle Maker shall issue 8,855,452 shares (the "**Shares**") of common stock, par value $0.0001 per share, of Muscle Maker (the "**Common Stock**"), which such Shares represent 14,424,275 Shares that Aggia is entitled to receive pursuant to the Services Agreement less the 5,568,823 Shares that have been issued to Aggia pursuant to the Services Agreement as of the Addendum Date. The Shares:

(a) vest on a progressive schedule, at a rate equal to the Net Income of Sadot, calculated quarterly divided by $3.125 (USD), which for accounting purposes shall equal forty percent (40%) of the Net Income of Sadot, calculated quarterly divided by $1.25 (USD); or

(b) During the thirty (30) day period after July 14, 2028 (the "**Share**

Repurchase Date"), Aggia may purchase any Shares not earned in accordance with Section 5(a)(i)(a) at a per share price equal to the Divisor as set forth in Section 5(a)(iii) of the Services Agreement. All Shares not earned in accordance with Section 5(a)(i)(a) or purchased in accordance with this Section 5(a)(i)(b), shall be repurchased by Muscle Maker from Aggia at per share price of $0.001 per share.

(ii) Effective May 16, 2024, the Lock Up Agreement entered between Muscle Maker and Aggia dated November 16, 2022 shall be terminated.

(iii) The Shares shall be considered issued and outstanding as of the Addendum Date and Aggia shall hold all rights associated with such Shares; provided, however, Shares not earned in accordance with Section 5(a)(i)(a) or purchased in accordance with Section 5(a)(i)(b) may not be transferred, offered, pledged, sold, subject to a contract to sell, granted any options for the sale of or otherwise disposed of, directly or indirectly.

(iv) Following the Share Repurchase Date, in the event that there is Net Income for any Fiscal Quarter, then an amount equal to 40% of the Net Income shall accrue as debt payable by Sadot to Aggia (the "Debt"), until such Debt has reached a maximum of $71,520,462. The Debt shall be represented by one or more promissory notes of Sadot issued to Aggia, each substantially in the form as attached to the Service Agreement (each, a "Note" and collectively the "Notes"), with one Note to be issued at the time any Debt is determined payable herein.

(b) Aggia shall be responsible for any and all taxes incurred by or payable by Aggia with respect to all compensation or reimbursement of expenses or any other payments made to Aggia hereunder, including, but not limited to, all taxes associated with the issuance of the Shares. Notwithstanding the foregoing, Muscle Maker shall cooperate with Aggia to assist it in finding the most tax efficient means of receiving such compensation or reimbursement of expenses or any other payments, including, but not limited to, the issuance of the Shares.

3. Other than as amended herein, the Services Agreement shall remain in full force and effect. Following the execution of this Addendum, any reference in the Services Agreement to the "Agreement" shall be deemed a reference to the Services Agreement as amended and addended by this Addendum.

4. This Addendum shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural Laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, without giving effect to the principles of conflicts of Law of the State of Delaware or any other State or jurisdiction. This Addendum may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum as of the Addendum Date.

Muscle Maker, Inc.

DocuSigned by:

By: ______________________

4F010EA6460C443...

Name: Michael Roper

Title: Chief Executive Officer

Sadot LLC

By: Muscle Maker, Inc.

Its: Managing Member

DocuSigned by:

By: ______________________

4F010EA6460C443...

Name: Michael Roper

Title: Chief Executive Officer

AGGIA LLC FZ

DocuSigned by:

By:

FC393481CBB2427...

Name: Benjamin Gorgey Petel

Title: Director